Cardinal Capital Management, L.L.C.

Code of Ethics

June 2015

CARDINAL CAPITAL MANAGEMENT, L.L.C.

CODE OF ETHICS FOR U.S. REGISTERED INVESTMENT COMPANIES

INTRODUCTION

     This Code of Ethics (the “Code”) has been adopted by Cardinal Capital Management, L.L.C. (“Adviser”) with respect to Adviser’s investment advisory services to all of its clients, including each client that is a U.S. registered investment company or series thereof (each a “Client”). The Code establishes standards and procedures for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments and investment intentions of a Client and addresses other situations involving a potential conflict of interest. Definitions of underlined terms are included in Appendix A.

     This Code is intended to ensure that the personal securities transactions of persons subject to the Code are conducted in accordance with the following principles:

(i) The duty at all times to place first the interests of Clients;

(ii) The requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s responsibility and position of trust; and

(iii) The fundamental standard that Adviser personnel not take inappropriate advantage of their positions.

1. WHO IS COVERED BY THIS CODE

     This Code applies to all partners, officers and employees of Adviser. Certain provisions apply only to Access Persons and Investment Personnel. Adviser forbids any partner, officer and employee from engaging in any conduct which is contrary to this Code or Adviser’s Insider Trading Policy and Related Procedures. All Access Persons are subject to the Code’s restrictions and requirements regarding opening securities accounts, effecting securities transactions, reporting securities transactions, maintaining information and documents in a confidential manner and other matters. This Code shall not apply to Cardinal Value Equity Partners, L. P. and Cardinal Mid-Cap Value Equity Partners, L. P., or to any other private investment partnership to which the adviser serves as general partner, provided that persons subject to this Code do not control any such private investment vehicle.

     Failure to comply with this Code is a very serious matter and may result in disciplinary action, including, among other things, monetary fines, disgorgement of profits, and suspension or termination of employment.

     It is Cardinal’s policy that every Cardinal employee shall report any violation or suspected violation of this Code of Ethics to the Chief Compliance Officer or any Cardinal

Capital Managing Partner and be assured that there will be no negative repercussions as a result of the reporting.

2. PERSONAL TRADING POLICIES

a. Employees of the company are strongly discouraged from investing personally (as well as in accounts over which they have discretion or in accounts of other individuals residing in the same household) in the Covered Securities of companies that are currently held in Cardinal’s portfolios, pending on the trading desk, or actively followed by Cardinal because of the potential for or appearance of conflicts of interest.

Towards that end, any personal equity securities transaction (purchase or sale) which involves a company whose securities are held in Cardinal’s portfolios, pending on the trading desk, or actively followed by Cardinal must be approved by the Compliance Officer (or his/her designee, in the absence of the Compliance Officer) in writing before the trade is entered as outlined in 2b.

b. Trade authorizations should be requested via e-mail to the Compliance Officer. A return e-mail should be received by the employee within 2 hours either authorizing the trade or explaining the reason why the request was denied. Approvals will be valid for 24 hours from receipt and will be given only after the Compliance Officer has determined: (i) that there have been no pending or completed trades in that company during:

• the previous five trading days (in the case of a trade which is in the same direction), or • the previous five trading days (in the case of a trade in the opposite direction)

(ii) and that there are no anticipated orders in that company’s securities for any of Cardinal’s portfolios in the next five days.

c. If an employee purchases an equity security issued by a company held in Cardinal’s portfolio or pending on the trading desk, the security must then be held until after Cardinal has sold that security in all of its client accounts. If an employee purchases a security issued by a company actively followed by Cardinal and Cardinal subsequently purchases shares in that company within six months of the employee purchase, then the security must then be held until after Cardinal has sold that security in all of its client accounts. If Cardinal subsequently purchases shares in the company after the six month date of the employee purchase, the purchased security would be grandfathered as in 2d below. In extraordinary circumstances, these requirements may be waived by the Compliance Officer. Exceptions will generally be granted in the case of a tender offer or other corporate action which is extended to all shareholders in a pro-rata fashion. The employee will then be permitted to sell his/her investment.

d. All personal investments in the equity securities of companies in Cardinal’s portfolio, pending on the trading desk, or actively followed by Cardinal as of October 10, 2005 are grandfathered and may be sold prior to Cardinal’s liquidation of its investment. In addition, in the case of Cardinal’s investment in a company (or active monitoring thereof) after its securities are owned by an employee or in the case of a new employee joining Cardinal and possessing securities in companies owned in the Cardinal portfolios, these securities will also be grandfathered. In addition, any security which, after an employee has purchased the security, subsequently is bought or merged for stock with a Cardinal portfolio company shall also be grandfathered as long as the employee purchased the security six months before the effective date of the merger. Any such sale of those grandfathered investments must still be preceded by obtaining prior written approval (as outlined in 2b) from the Compliance Officer. Approvals will also be valid for 24 hours from receipt. Approvals will be given only after the Compliance Officer has determined that the conditions in paragraph 2b exist.

e. Short sales or purchases of put options on companies held in Cardinal’s portfolios are strictly prohibited.

f. All personal transactions in equity securities of companies currently not in Cardinal portfolios (or in open trading orders or actively followed) require only that notification of the transaction must be e-mailed to the Compliance Officer on the day of the transaction.

It is the obligation of the employee to take timely and reasonable efforts to determine if the securities to be traded are in the Cardinal portfolio, pending on the trading desk or actively followed by Cardinal.

g. With respect to all trades in the Northern Funds Multi-Manager Small Cap Fund, Russell Investment Company Russell U. S. Small Cap Equity Fund, the Vanguard Explorer Value Fund, and the Cardinal Small Cap Value Fund, of which Cardinal is an investment sub- advisor to each fund, notification of any purchases or sales of the Funds must be emailed to the Compliance Officer before trading.

Notwithstanding the above, any issues or questions not addressed specifically by the preceding should be brought to the attention of the Compliance Officer.

3. GIFT AND ENTERTAINMENT POLICY

     The giving and receiving of gifts and entertainment should never create or appear to create a conflict of interest, interfere with the impartial fulfillment of our responsibilities to clients, or place Cardinal Capital in a difficult or compromising position. When in doubt seek guidance from a Cardinal Managing Partner. This gift and entertainment policy is an integral part of this Code of Ethics.

(a) All Partners, Officers and Employees:

(I) Gifts. A gift is defined as anything of value, whether object, service, or intangible that you receive without paying for it. No Partners or employees should accept or offer gifts of any kind from/to third parties except those gifts of a de minimis nature, which for the purposes of this policy shall be defined as valued at less than $100. Total value of aforementioned gifts should not exceed $200 exchanged per year per individual per third party entity.

(II) Entertainment. Partners and employees may accept or offer business meals or entertainment from or to third parties. These entertainment events should not exceed a value of $300 per person per event without receiving approval from a Cardinal Managing Partner in advance.

4. PROHIBITED TRANSACTIONS

All Partners, Officers and Employees:

(i) Prohibition Against Fraudulent Conduct. No partner, officer or employee may use any information concerning a security held or to be acquired by a Client, or his or her ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a Client. In addition, no partner, officer or employee shall, directly or indirectly:

(1) Employ any device, scheme or artifice to defraud a Client or engage in any manipulative practice with respect to a Client;

(2) Make to a Client, any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3) Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client; or

(4) Engage in any manipulative practice with respect to a Client.

(ii) Confidentiality. Except as required in the normal course of carrying out their business responsibilities, no partner, officer or employee shall reveal information relating to the investment intentions or activities of any Client, or securities that are being considered for purchase or sale on behalf of any Client.

(b) Access Persons. In addition to the restrictions in Section 3(a), Access Persons are subject to the following restrictions:

(i) Undue Influence. Access Persons shall not cause or attempt to cause any Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to them and shall not recommend any securities transactions for a Client without having disclosed their interest, if any, in such securities or the issuer thereof, including, without limitation, (i) beneficial ownership of any securities of such issuer, (ii) any position with such issuer or its affiliates and (iii) any present or proposed business relationship between the Access Person (or any party in which he or she has a significant interest) and such issuer or its affiliates.

(ii) Corporate Opportunities. Access Persons shall not take personal advantage of any opportunity properly belonging to a Client.

(iii) Other Prohibited Transactions. Access Persons shall not:

(1) Induce or cause a Client to take actions or to fail to take action, for personal benefit rather than for the benefit of the Client;

(2) Accept anything other than of DE MINIMIS value or any other preferential treatment from any broker-dealer or other entity with which a Client does business;

(3) Establish or maintain an account at a broker-dealer, bank or other entity through which securities transactions may be effected without written notice to the designated Review Officer prior to establishing such an account;

(4) Use knowledge of portfolio transactions of a Client for their personal benefit or the personal benefit of others; or

(5) Violate the anti-fraud provisions of the federal or state securities laws.

(c) Investment Personnel. In addition to the restrictions in Section 3(a), Investment Personnel are subject to the following restrictions:

(i) Initial Public Offerings. Investment Personnel must obtain prior written approval from the designated Review Officer before directly or indirectly acquiring securities in an initial public offering.

(ii) Private Placements Investment Personnel may not directly or indirectly acquire securities in a private placement unless the Review Officer determines whether the investment opportunity should be reserved for a Client, and whether such opportunity is being offered to the Investment Personnel by virtue of their position with the Client. Any Investment Personnel of a Client who has taken a personal position through a private placement will be under an affirmative obligation to disclose that position in writing to the Review Officer if he or she plays a material role in the Client’s subsequent investment decision regarding the same issuer; this separate disclosure must be made even though the Investment Personnel has previously disclosed the ownership of the privately placed security in compliance with the preclearance requirements of this section. Once disclosure is given, an independent review of the Client’s investment decision will be made.

(iii) Service As a Director. Investment Personnel shall not serve on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the Review Officer that the board service would be consistent with the interests of the Client and its shareholders.

5. REPORTING REQUIREMENTS

(a) Reporting. Access Persons, must report to the designated Review Officer the information described in this Section with respect to transactions in any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership.

(b) Exclusions from Reporting. Purchases or sales in Covered Securities in an account in which the Access Person has no direct or indirect or control are not subject to the reporting requirements of this Section.

(c) Initial Holding Reports. No later than ten (10) days after an Access Person becomes subject to this Code he or she must report the following information:

(i) The title, number of shares and principal amount of each Covered Security (whether or not publicly traded ) in which the Access Person has any direct or indirect Beneficial Ownership as of the date he or she became subject to this Code;

(ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the Access Person direct or indirect benefit as of the date he or she became subject to this Code; and

(iii) The date that the report is submitted.

(d) Quarterly Transaction Reports. No later than ten (10) days after the end of a

Quarter, Access Persons must report the following information:

(i) With respect to any transaction during the quarter in a Covered Security

(whether or not publicly traded) in which the Access Person has, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership:

(1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3) The price of the Covered Security at which the transaction was effected;

(4) The name of the broker, dealer or bank with or through which the transaction was effected; and

(5) The date that the report is submitted.

(ii) With respect to any account established by the Access Person in which any Covered Securities (whether or not publicly traded) were held during the quarter for your direct or indirect benefit:

(1) The name of the broker, dealer or bank you established the account;

(2) The date the account was established; and

(3) The date that the report is submitted.

(e) Annual Holdings Reports. Annually, all Access Persons must report the following information (which information must be current as of a date no more than thirty (30) days before the report is submitted):

(i) The title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership;

(ii) The name of any broker, dealer or bank with whom you maintain an account in which any securities are held for his or her direct or indirect benefit; and

(iii) The date that the report is submitted.

(f) Certification of Compliance. All Access Persons are required to certify annually (in the form of Attachment A) that they have read and understood the Code and recognize that they are subject to the Code. Further, all Access Persons are required to certify annually that they have complied with all the requirements of the Code and have disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

(g) Alternative Reporting. The submission to the Review Officer of duplicate broker trade confirmations and statements on all securities transactions shall satisfy the reporting requirements of Section 4(e).

(h) Report Qualification. Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Covered Securities to which the report relates.

(i) Account Opening Procedures. All Access Persons shall provide written notice to the Review Officer prior to opening any account with any entity through which a Covered Securities transaction may be effected. In addition, Access Persons must promptly:

(i) Provide full access to a Client, its agents and attorneys to any and all records and documents which a Client considers relevant to any securities transactions or other matters subject to the Code;

(ii) Cooperate with a Client, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code.

(iii) Provide a Client, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter to the Code; and

(iv) Promptly notify the Review Officer or such other individual as a Client may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

6. REVIEW OFFICER

(a) Duties of Review Officer. the Chief Compliance Officer of the Adviser, has been appointed as the Review Officer to:

(i) Review all securities transaction and holdings reports and maintain the names of persons responsible for reviewing these reports;

(ii) Identify all persons subject to this Code who are required to make these reports and promptly inform each person of the requirements of this Code;

(iii) Compare, on a monthly basis, all Covered Securities transactions within the past 60 days with each Client’s completed portfolio transactions to determine whether a Code violation may have occurred;

(iv) Maintain a signed acknowledgement by each person who is then subject to this Code, in the form of Attachment A; and

(v) Identify persons who are Investment Personnel of the Client and inform those persons of their requirements to obtain prior written approval from the Review Officer prior to directly or indirectly acquiring ownership of a security an initial public offering or a security in any private placement.

(b) Potential Trade Conflict. When there appears to be a transaction that conflicts with the Code, the Review Officer shall request a written explanation of the person’s transaction. If after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the designated Review Officer with a recommendation of appropriate action to Adviser’s Managing Member.

(c) Required Records. The Review Officer shall maintain and cause to be maintained:

(i) A copy of any code of ethics adopted by Adviser which has been in effect during the previous five (5) years in an easily accessible place;

(ii) A record of any violation of any code of ethics and of any actions taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;

(iii) A copy of each report made by anyone subject to this Code as required by Section 5 for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

(iv) A list of all persons who are, or within the past five years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by Adviser, in an easily accessible place;

(v) A copy of each written report and certification required pursuant to Section 5(e) of this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place; and

(vi) A record of any decision, and the reasons supporting the decisions, approving the acquisition by Investment Personnel of initial public offerings or privately placed securities for at least five (5) years after the end of the fiscal year in which the approval is granted.

(d) Post-Trade Review Process. Following receipt of trade confirms and statements, transactions will be screened for violations of the Code, including the following:

(i) Same day trades: transactions by Access Persons occurring on the same day as the purchase or sale of the same security by a Client for which they are an Access Person.

(ii) Potential conflicts: transactions by Access Persons in securities, which, within the most recent 15 days, are or have been held by a Client or are being or have been considered by a Client or Adviser for purchase by a Client.

(iii) Other activities: Transactions which may give the appearance that an Access Person has executed transactions not in accordance with this Code.

(e) Submission to Investment Company Boards of Directors. The Review Officer shall annually prepare a written report to the Board of Directors of any Client that is a registered investment company that:

(i) Describes any issues under this Code or its procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(ii) Certifies that Adviser has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code.

7. POLITICAL CONTRIBUTIONS

No partner or employee, or their family members, should make a contribution in excess of $350 per election to any candidate for whom they are eligible to vote who would be directly or indirectly responsible for (or can influence the outcome of) the hiring of an investment adviser or has the power to appoint any person who is directly or indirectly responsible for (or can influence the outcome of) the hiring of an investment adviser, and $150 to other candidates. Any employee who wishes to make any political contribution (or whose family member wishes to make any political contribution) must seek pre-clearance from Cardinal’s Chief Compliance Officer.

CARDINAL CAPITAL MANAGEMENT, L.L.C.

CODE OF ETHICS

APPENDIX A: DEFINITIONS

(a) Access Person means:

(i) Each managing member or officer of Adviser, any employee or agent of Adviser, or any company in a control relationship to Adviser who, in connection with the person’s regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by a Client advised by Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii) Any natural person in a control relationship to Adviser who obtains information concerning recommendations made to a Client by Adviser with regard to the purchase or sale of Covered Securities by the Client;

(b) Act means the Investment Company Act of 1940, as amended.

(c) Beneficial Owner shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person owns or acquires. A beneficial owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

Indirect pecuniary interest in a security includes securities held by a person’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

(d) Control means the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. This presumption may be rebutted by the Review Officer based upon the facts and circumstances of a given situation.

(e) Covered Security means any security except:

(i) Direct obligations of the Government of the United States;

(ii) Banker’s acceptances and bank certificates of deposits;

(iii) Commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization;

(iv) Repurchase agreements covering any of the foregoing; and

(v) Shares of registered open-end investment companies.

(f) Investment Personnel means any employee of Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Client managed by Adviser; and any individual who controls Adviser or a Client for which Adviser is an investment adviser and who obtains information concerning recommendations made to the Client regarding the purchase or sale of securities by the Client.

(g) Purchase or sale includes, among other things, the writing of an option to purchase or sell.

(h) Security held or to be acquired by the Client means

(i) Any Covered Security which, with the most recent 15 days (x) is or has been held by the applicable Client or (y) is being or has been considered by the applicable Client or its investment adviser for purchase by the applicable Client; and

(ii) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security

(i) Securities actively followed by Cardinal means all companies with a market capitalization of $25 billion and under.

CARDINAL CAPITAL MANAGEMENT, L.L.C.
CODE OF ETHICS
APPENDIX B
List of Access Persons
(As of December 31, 2014)

Adviser	AP	IP	As of Date	Client	End Date
Gene Fox	X	X	3/20/07	All
E M Janerus	X		10/11/10	All
Rob	X	X	3/20/07	All
Kirkpatrick
Rachel	X	X	3/20/07	All
Matthews
Amy Minella	X		3/20/07
Christopher	X	X	8/23/07	All
Robertson
Tom Spelman	X		3/20/07	All
Karyn Klein	X		3/20/07	All
Kathleen	X	X	9/4/07	All
Gray
Chitra	X	X	3/20/07	All
Sundaram
Joyce	X		3/20/07	All
Gallagher
Michael	X	X	9/29/11	All
Cotogno
Robert Fields	X	X	4/15/13	All
Mike	X	X	6/2/2014	All
Povemba
Connor Wills	X	X	10/29/14	All
Dahlia Black	X	X	10/29/14	All
Diane Davol	X		01/07/13	All

AP=Access Person; IP=Investment Personnel

CARDINAL CAPITAL MANAGEMENT, L.L.C.

CODE OF ETHICS

ATTACHMENT A
ACKNOWLEDGEMENT

     I understand that I am subject to the Code of Ethics of Cardinal Capital Management, L.L.C. (“Adviser”). I have read and I understand the Adviser Code of Ethics and I certify that I have complied with the requirements of the Code of Ethics and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

_____________________________________
Signature

____________________
Date

_____________________________________ Printed Name

This form must be completed and returned to Adviser’s Compliance Department.

EXHIBIT E

CARDINAL CAPITAL MANAGEMENT, L.L.C.

FOREIGN CORRUPT PRACTICES ACT POLICIES AND PROCEDURES

November 2014

POLICY STATEMENT

     The Foreign Corrupt Practices Act of 1997, as amended ("FCPA"), is a U.S. criminal statute that prohibits improper payment to, or other improper transactions with, foreign government officials to influence performance of official duties. More specifically, the FCPA prohibits offering to pay, paying, promising to pay, or authorizing the payment, directly or indirectly through a third party, of money or "anything of value" to any “foreign official” in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business.

     Cardinal Capital Management, L.L.C. (Adviser) is committed to complying with applicable provisions of the FCPA and all other equivalent anti-corruption and/or anti-bribery legislation applicable to the Adviser. Failure to comply with this Policy may lead to disciplinary action, including dismissal, demotion or reprimand and other serious consequences, including possible criminal penalties.

RISK ASSESSMENT

     In order to develop, implement and maintain reasonable procedures to prevent violations of the FCPA, the Adviser shall assess and evaluate the circumstances that may increase the exposure of the Adviser and its Covered Persons (as defined below) to potential FCPA liability. In this regard, the Chief Compliance Officer will conduct the FCPA risk assessment. The risk assessment will consider the Adviser's affiliates outside the U.S. (if any), government interactions and geographic risks. The assessment will also address the nature and extent of transactions with foreign governments, including payments to foreign officials; use of third parties; involvement in joint ventures or portfolio investment outside of the U.S.; gifts, travel and entertainment expenses; charitable or political donations; and facilitating and expediting payments. These procedures are intended to be designed and implemented, as appropriate, to address the risks identified through the risk assessment, and the effectiveness of this policy will be regularly tested or otherwise monitored, and revised as necessary.

SCOPE OF THE FCPA AND THIS POLICY

     The FCPA applies to U.S. entities and persons and their officers, directors and employees, regardless of nationality. Non-U.S. persons are also subject to the FCPA to the extent they carry out any part of any prohibited activity in or from in the U.S.

     Business and client-related investment activities of the Adviser that may raise issues under the FCPA include:

  raising funds or capital or seeking investment management clients outside the U.S. (including from foreign government or state-owned investment entities or sovereign wealth funds);
  acquisition of a significant or controlling interest in a non-U.S. company;
  investment in an entity or joint venture owned or partially owned by a foreign government; and
  use of consultants, agents, or other third parties in soliciting non-U.S. investors or clients or in seeking or making non-U.S. investments.

This Policy applies to the Adviser and to all of the Adviser's Supervised Persons (collectively,

"Covered Persons").

Definitions

     Foreign Official means any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization. The definition of Foreign Official should be interpreted broadly, and also includes:

  officials in the executive, legislative or judicial branches of a foreign government whether at federal (national), state or local level;
  employees and officers of state-owned, state-controlled, or state-operated enterprises;
  employees and officers of foreign-government controlled funds, such as pension funds or sovereign-wealth funds;
  political parties, political party officials and candidates for political office; and
  employees of public international organizations (e.g., the World Bank, IMF and EU)

     Payment of Anything of Value includes paying, offering to pay or promising to pay money or anything of value, including but not limited to cash, gifts, entertainment or travel-related expenses. Additional examples of the types of payments that may be considered payments of value that can violate the FCPA include:

  in-kind contributions;
  investment opportunities;
  subcontracts;
  positions in joint ventures;
  favorable contracts;
  consulting fees;
  business opportunities;
  political contributions; and
  charitable donations and sponsorships.

POLICIES AND PROCEDURES

Prohibition

     Covered Persons are prohibited from making to a Foreign Official a Payment of Anything of Value with the intent to induce the recipient to misuse his or her official position, to obtain any improper advantage or to direct business wrongfully to the Adviser or any other person (a "Prohibited Payment"). Covered Persons are also prohibited from making any Prohibited Payment to a family member, charitable organization of choice, political campaign, political party or political organization of a Foreign Official.

Pre-Clearance

     Each Covered Person will obtain written approval from the Compliance Officer prior to making any payment to a Foreign Official, his or her family member, charitable organization of choice, political campaign, political party or political organization. It is important to remember that pre-clearance must be obtained prior to the offer or promise of any payment and without regard to the purpose or motivation behind the giving of such payment.

Permissible Payments

The FCPA permits certain small "facilitating" or "expediting" payments to Foreign Officials to

2

ensure that they perform routine, nondiscretionary governmental duties (e.g. expediting permits, licenses, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pick-up and delivery; providing phone service, power and water supply, or protecting perishable products; and scheduling inspections associated with contract performance or transit of goods across country). The FCPA also permits payment or reimbursement of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a foreign government. Facilitating or expediting payments will not be considered Prohibited Payments under this Policy.

THIRD PARTY INTERMEDIARIES

     From time to time the Adviser may enter into arrangements with third party intermediaries such as brokers, promoters, finders, agents (including placement agents), consultants, lobbyists, advisors, business partners or other intermediaries that provide the Adviser with assistance related to the procurement of foreign investors or assistance related to foreign investments to be made by the Adviser’s clients. Because of the risk that third parties may seek to secure business for the Adviser through violations of the FCPA or other applicable laws and subject the Adviser to liability, a third party intermediary who it is anticipated may interact with Foreign Officials should not be retained to provide services to the Adviser or any client of the Adviser unless:

due diligence has been conducted into the transaction or arrangement and the business reputation and integrity of the Third Party Intermediary (including an assessment of the business qualifications and reputation of the Third Party Intermediary, business rationale for why the payment is being made and why the Third Party Intermediary is included in the transaction, as well as whether the Third Party Intermediary has professional or personal ties to a foreign government);

any Third Party Intermediary considered high risk is retained pursuant to a written agreement that is approved by the Compliance Officer; and

the agreement includes appropriate covenants, representations or provisions, including any or all of the following:

  the Third Party Intermediary has reviewed and will comply with the FCPA and any local applicable laws related to anti-corruption;
  the Third Party Intermediary has adopted and implemented a policy designed to comply with the FCPA and all other applicable equivalent anti-corruption and/or bribery laws:
  the Adviser has the ability to terminate the arrangement as a result of any breach of the FCPA or any other anti-corruption laws.
  Due diligence1 of Third Party Intermediaries will be documented in writing and reasonably designed under the circumstances to identify the existence of warning signs or "red flags" which may warrant further investigation. Examples of red flags include:

  The Third Party Intermediary is located in a country with a reputation for government corruption;
  The Third Party Intermediary has the potential to interact with Foreign Officials;
  The country in which the activity will take place or investment will be made has a reputation for corruption;
  Requests by the Third Party Intermediary for unusual method or amount of payment;
  The Third Party Intermediary's commission or fee exceeds customary levels;

1 The Adviser should identify the person or persons within the firm (or identify outside resources) most appropriate to conduct the due diligence of Third Party Intermediaries.

3

  The qualifications of the Third Party Intermediary don't appear to relate to the nature of the transaction contemplated;
  A Foreign Official has indicated that the Third Party is required to complete the transaction;
  The Third Party Intermediary objects to FCPA representations or other contractual safeguards;
  The Third party Intermediary requires that his or her identity, or if the third party is a company, the identity of the company's owners, principals or employees, not be disclosed or requires a lack of transparency in the transactions.

     Red Flags will be reviewed by the Compliance Officer or other appropriate personnel as part of the due diligence process.

SEEKING GUIDANCE

     Compliance with this Policy is mandatory and is the responsibility of each Covered Person. Accordingly, all Covered Persons are expected to familiarize themselves with the policies and procedures above and to seek advice from the Compliance Officer if any questions arise. Any suspected misconduct or payments should be reported immediately to the Compliance Officer.

ANTI-CORRUPTION TRAINING

     Covered Persons will be required to attend periodic mandatory training sessions in order to learn about the FCPA and any developments in the regulatory environment.

RECORD-KEEPING

The Adviser shall maintain records relating to this Policy, including:

  results of the Risk Assessment
  copies of all pre-clearance approvals of [the Compliance Officer], records of violations of this Policy and actions taken as a result of those violations, and other memoranda relating to the administration of this Policy;
  any modifications to this policy;
  attendance of and material related to any training sessions copies of written agreements with Third Party Intermediaries and any approval by the Compliance Officer;
  description of red flags, any analysis of those red flags and ultimate determinations.

4

FOREIGN CORRUPT PRACTICES ACT POLICIES AND PROCEDURES

ACKNOWLEDGEMENT

I hereby acknowledge receipt of Cardinal Capital Management’s Foreign Corrupt Practices Act Policies and Procedures and certify that I have read and understand the Procedures and agree to abide by them.

1

EXHIBIT F

Cardinal Capital Management, L.L.C.

Policy Statement Regarding The Confidentiality And Protection of Client Information March 2014

     We are committed to maintaining the confidentiality of our clients’ nonpublic personal information. We require all our directors, officers and employees to adhere to the following standards to protect the confidentiality of our clients’ nonpublic personal information:

• Employees who obtain nonpublic personal information about a client must not disclose that information, or even confirm whether a person or institution is a Cardinal Capital management client, to any person outside of Cardinal Capital management without prior approval. Within the firm, we limit discussions of nonpublic personal client information to persons serving the client. Such discussions should be held in a manner so as to preserve the confidentiality of client personal information. Additionally, the requirement for confidentiality continues after an individual leaves the employment of Cardinal Capital management and after the end of the relationship between Cardinal Capital management and the client.

• We disclose nonpublic personal information regarding our clients only in certain limited circumstances, such as (i) to our affiliates; (ii) to third party service providers in order to process or effect client transactions or provide advisory services for our clients; (iii) to service providers and financial institutions with which we have joint marketing arrangements if Cardinal Capital Management has received assurances from the service providers or financial institutions that such information will not be re-disclosed other than for the purpose it was disclosed to the service provider or financial institution, (iv) to our attorneys, accountants and auditors; and (v) on a case by case basis, such as to comply with regulatory requirements, investigations, or subpoenas.

• Cardinal Capital Management maintains strict physical, electronic, and procedural safeguards to protect our client’s personal information. Access to all electronic databases containing nonpublic personal client information are password protected and access to those databases is provided only to those employees who require access to perform their job function. Hardcopy files containing client’s personal information are maintained on a secured floor or stored offsite in a secured area.

• Any knowledge of unauthorized access to files containing client personal information or requests for client personal information from any third party,

including

regulators,

law enforcement

agencies,

courts, etc.

should

immediately be brought to the attention of the Compliance Officer. Questions regarding execution of this policy should also be directed to the Compliance Officer.

Employees will be subject to appropriate disciplinary action, including dismissal,

for knowingly revealing information of a confidential nature.

Exhibit G

CARDINAL CAPITAL MANEGEMENT, L.L.C.

PROXY VOTING POLICIES AND PROCEDURES

As of December 31, 2014

I. Policy

     Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised. When Cardinal Capital has discretion to vote the proxies of its clients, it will vote those proxies in the best interest of its clients and in accordance with these policies and procedures.

II. Proxy Voting Procedures

     (a) All proxies received by Cardinal Capital will be sent to the CCO or his or her delegatee. The CCO or Compliance delegatee will:

(1) Keep a record of each proxy received;

     (2) Forward the proxy to the appropriate investment team member with primary responsibility for company.

     (3) Determine which accounts managed by Cardinal Capital hold the security to which the proxy relates;

     (4) Provide the Portfolio Manager with a list of accounts that hold the security, together with the number of votes each account controls (reconciling any duplications), and the date by which Cardinal Capital must vote the proxy in order to allow enough time for the completed proxy to be returned to the issuer prior to the vote taking place.

     (5) Absent material conflicts (see Section IV), the investment team member will determine how Cardinal Capital should vote the proxy. The investment team member will send its decision on how Cardinal Capital will vote a proxy to the CCO or delegatee. The CCO or delegatee is responsible for completing the proxy and mailing the proxy in a timely and appropriate manner.

     (6) Cardinal Capital may retain a third party to assist it in coordinating and voting proxies with respect to client securities. If so, the CCO shall monitor the third party to assure that all proxies are being properly voted and appropriate records are being retained.

III. Voting Guidelines

     In the absence of specific voting guidelines from the client, Cardinal Capital will vote proxies in the best interests of each particular client, which may result in different voting results for proxies for the same issuer. Cardinal Capital believes that voting proxies in accordance with the following guidelines is in the best interests of its clients.

Generally, Cardinal Capital will vote in favor of routine corporate housekeeping proposals, including election of directors (where no corporate governance issues are implicated), selection of auditors, and increases in or reclassification of common stock.

Generally, Cardinal Capital will vote against proposals that make it more difficult to replace members of the issuer’s board of directors, including proposals to stagger the board, cause management to be overrepresented on the board, introduce cumulative voting, introduce unequal voting rights, and create supermajority voting.

For other proposals, Cardinal Capital shall determine whether a proposal is in the best interests of its clients and may take into account the following factors, among others:

(1) Whether the proposal was recommended by management and Cardinal Capital’s opinion of management;

(2) Whether the proposal acts to entrench existing management; and

(3) Whether the proposal fairly compensates management for past and future performance.

IV. Conflicts of Interest

     (1) The CCO or their delegatee will identify any conflicts that exist between the interests of Cardinal Capital and its clients. This examination will include a review of the relationship of Cardinal Capital and its affiliates with the issuer of each security [and any of the issuer’s affiliates] to determine if the issuer is a client of Cardinal Capital or an affiliate of Cardinal Capital or has some other relationship with Cardinal Capital or a client of Cardinal Capital.

(2) If a material conflict exists, the Adviser will determine whether voting in accordance with the voting guidelines and factors described above is in the best interests of the client. Cardinal Capital will also determine whether it is appropriate to disclose the conflict to the affected clients and, except in the case of clients that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), give the clients the opportunity to vote their proxies themselves.

In the case of ERISA clients, if the Investment Management

Agreement reserves to the ERISA client the authority to vote proxies when Cardinal Capital determines it has a material conflict that affects its best judgment as an ERISA fiduciary, Cardinal Capital will give the ERISA client the opportunity to vote the proxies themselves, or special ERISA proxy voting procedures must provide for a pre-determined voting policy that eliminates the discretion of the Adviser when voting proxies if such a conflict exists.

V. Disclosure

     (a) Cardinal Capital will disclose in its Form ADV Part II that clients may contact the Compliance Officer, via e-mail or telephone at compliance@cardcap.com in order to obtain information on how Cardinal Capital voted such client’s proxies, and to request a copy of these policies and procedures. If a client requests this information, the Compliance Officer will prepare a written response to the client that lists, with respect to each voted proxy that the client has inquired about, (1) the name of the issuer; (2) the proposal voted upon and (3) how Cardinal Capital voted the client’s proxy.

     (b) A concise summary of these Proxy Voting Policies and Procedures will be included in Cardinal Capital’s Form ADV Part II, and will be updated whenever these policies and procedures are updated. The Compliance Officer or their delegatee will arrange for a copy of this summary to be sent to all existing clients (who will already have been sent Cardinal Capital’s Form ADV Part II, which is required to be offered to clients annually) either as a separate mailing or along with a periodic account statement or other correspondence sent to clients.

VI. Recordkeeping

     The Compliance Officer or their delegatee will maintain files relating to Cardinal Capital’s proxy voting procedures in an easily accessible place. Records will be maintained and preserved for five years from the end of the fiscal year during which the last entry was made on a record, with records for the first two years kept in the offices of Cardinal Capital. Records of the following will be included in the files:

     (a) Copies of these proxy voting policies and procedures, and any amendments thereto.

     (b) A copy of each proxy statement that Cardinal Capital receives, provided however that Cardinal Capital may rely on obtaining a copy of proxy statements from the SEC’s EDGAR system for those proxy statements that are so available.

(c) A record of each vote that Cardinal Capital casts.

     (d) A copy of any document Cardinal Capital created that was material to making a decision how to vote proxies, or that memorializes that decision.

     (e) A copy of each written client request for information on how Cardinal Capital voted such client’s proxies, and a copy of any written response to any (written or oral) client request for information on how Cardinal Capital voted its proxies.

EXHIBIT H

CARDINAL CAPITAL MANAGEMENT, LLC

SAFEGUARDING OF CLIENT ASSETS POLICY AND REVIEW PROCEDURES

DECEMBER 2014

I. STATEMENT OF POLICY

     To the extent it has custody of client funds or securities (“client assets”), Cardinal Capital Management, LLC (the “Adviser”) is committed to maintaining controls that are reasonably designed to protect client assets from being lost, misused or misappropriated and comply with the requirements of Rule 206(4)-2.

II. PROCEDURES TO COMPLY WITH RULE 206(4)-2

(A) Custody Determination

i. According to the Rule, an Adviser has custody of client assets when it holds directly or indirectly client funds or securities or has any authority to obtain possession of them. The Compliance Officer or his or her designee, in consultation with appropriate personnel of the Adviser, will monitor client arrangements periodically, but no less often than annually, to determine whether the Adviser has custody of client assets.

(B) Qualified Custodian

i. With respect to those clients for which the Adviser has custody of client assets, the Compliance Officer or his or her designee will confirm periodically that such client assets are maintained with a qualified custodian. Rule 206(4)-2 defines qualified custodians as banks, savings associations and registered broker-dealers. The following client assets are not required to be maintained with a qualified custodian:

(a) shares of an open-end investment company as defined in Section 5(a)(1) of the Investment Company Act of 1940 (a mutual fund); or

(b) certain “privately offered securities”1.

(C) Quarterly Account Statements; Annual Audit Provision

i. In order to form a reasonable belief, after due inquiry, that the qualified custodian has sent quarterly statements identifying the amount of funds and each security and reflecting all transactions in the relevant client account during the quarter, including the deduction of fees, to those clients for which the Adviser has custody of client assets, the Compliance Officer or his or her designee will obtain a copy

1 Rule 206(4)-2 defines privately offered securities as securities that are: (i) acquired from the issuer in a transaction or chain of transactions not involving any public offering; (ii) uncertificated and ownership thereof is recorded only on the books of the issuer or its transfer agent in the name of the client; and (iii) transferable only with the prior consent of the issuer or the holders of the outstanding securities of the issuer.

of the quarterly statements delivered by the qualified custodian to the client.

ii. If the client is a Pool2, the Compliance Officer or his or her designee will ensure annually that the Pool provided audited financial statements to its investors prepared in accordance with generally accepted accounting principles and delivered within 120 days after the end of the Pool’s fiscal year (the “Annual Audit Provision.

(a) The Compliance Officer or his or her designee should ensure that the independent public accountant retained to perform the annual audit is registered with, and subject to regular inspection by, the Public Company Accounting Oversight Board (“PCAOB-Registered”) as of the commencement of the professional engagement period, and as of each calendar year-end, in accordance with its rules. For example, the Adviser may seek to obtain representations to that effect from the independent public accountant in its engagement letter.

(b) If the Pool liquidates at a time other than the end of its fiscal year, the Compliance Officer or his or her designee will ensure that the Pool obtains a final audit and distributes audited financial statements prepared in accordance with generally accepted accounting principles to its investors promptly after completion of such audit.

(D) Surprise Examination Requirement

i. With respect to those clients for which the Adviser has custody of client assets, the Compliance Officer or his or her designee will ensure that the Adviser has entered into a written agreement with an independent public accountant to undergo an annual surprise examination of client assets (the “Surprise Examination Requirement”) unless one of the following exceptions is applicable:

(a) The client is a Pool in compliance with the Annual Audit Provision;

(b) The Adviser has custody of client assets solely as a consequence of its authority to deduct advisory fees from client accounts; or

(c) The Adviser is deemed to have custody solely as a result of certain of its related persons holding client assets and a determination has been made that the Adviser is “operationally independent” of the affiliated custodian. The Compliance Officer or his or her designee will make and keep a memorandum describing the basis upon which he or she has determined that the presumption that any related person is not operationally independent has been overcome.

ii. To the extent that the Adviser is subject to the Surprise Examination Requirement, the Compliance Officer or his or her delegatee will be responsible for ensuring that a written agreement is in place for each applicable year that specifies the duties to be performed. The written agreement must require the accountant to do the following:

(a) File a certificate on Form ADV-E with the SEC within 120 days of the time chosen by the accountant (without prior notice or announcement to the Adviser) to conduct the surprise examination of client asset, stating

2 A “Pool” is a limited partnership, limited liability company, or other type of pooled investment vehicle.

that it has examined the funds and securities and describing the nature and extent of the examination;

(b) Upon finding any material discrepancies during the course of the examination, notify the SEC within one business day of the finding;

(c) Upon resignation or dismissal from, or other termination of, the engagement, or upon removing itself or being removed from consideration for being reappointed, file within four business day Form ADV-E accompanied by a statement that includes:

(i) the date of such resignation, dismissal, removal, or other termination, and the name, address and contact information of the accountant; and

(ii) an explanation of any problems relating to examination scope or procedure that contributed to such resignation, dismissal, removal, or other termination.

III. SPECIAL CIRCUMSTANCES

(A) If personnel of the Adviser inadvertently receive securities or funds from a client, such personnel must promptly advise the Compliance Officer who will arrange for the return the securities or funds to the client promptly, which in any event must be within 3 business days of receipt.

(B) Additionally, if the personnel of the Adviser inadvertently receive client funds or securities from non-clients, such as (i) from the Internal Revenue Service, state or other governmental taxing authorities in the form of client tax refunds, (ii) from administrators of funds established to distribute settlement proceeds of class action lawsuits or other legal actions, or (iii) from an issuer in the form of stock certificates or dividend checks as a result of a class action lawsuit involving bankruptcy where shares are issued in a newly organized entity, or as a result of a business reorganization of the issuer (such non-clients are collectively referred to as “Third Parties”), such personnel must promptly advise the Compliance Officer. In such event, the Compliance Officer will (i) promptly identify client funds or securities, (ii) promptly identify the client (or former client) to whom such client funds or securities are attributable, (iii) promptly forward such client funds or securities to its client (or former client) or a qualified custodian, but in no event later than 5 business days following the Adviser’s receipt of such assets, (iv) promptly return to the appropriate Third Party any inadvertently received client funds or securities that the Adviser does not forward to its client (or former client) or a qualified custodian, but in no event later than 5 business days following the Adviser’s receipt of such assets, and (v) maintain and preserve appropriate records of all client assets inadvertently received by it, including a written explanation of whether (and if so, when) the client funds or securities were forwarded to its client (or former client) or a qualified custodian, or returned to Third Parties.